Exhibit 5.1

March 27, 2007

Idearc Inc.

2200 West Airfield Drive

DFW Airport, Texas 75261

Re: Registration Statement on Form S-8

Ladies and Gentleman:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on behalf of Idearc Inc., a Delaware corporation (the “Company”), relating to 6,000,000 shares of the Company’s Common Stock, $.01 par value (the “Common Stock”), issuable pursuant to the Idearc Savings and Security Plan for Mid-Atlantic Associates, the Idearc Savings and Security Plan for New York and New England Associates, and The Idearc Savings Plan for Management Employees (the “Plans”).

As counsel to the Company, we have examined such corporate records, other documents and such questions of law as we have deemed necessary or appropriate for the purposes of this opinion and, upon the basis of such examinations, advise you that in our opinion the 6,000,000 shares of Common Stock issuable pursuant to the Plans have been duly and validly authorized and, subject to the issuance of such shares and payment therefor in accordance with the Plans, such shares will be validly issued, fully paid and non-assessable. Any shares of Common Stock to be purchased on the open market were, at the time of issue, fully paid and non-assessable.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act.

Very truly yours,

Fulbright & Jaworski L.L.P.